INVESTMENT MANAGEMENT AGREEMENT

INVESTMENT MANAGEMENT AGREEMENT dated as of August 21, 2024 between Diamond Securitized Credit Fund (the “Fund” or “Trust”), a Delaware statutory trust, and Diamond Hill Capital Management, Inc. (the “Adviser”), an Ohio corporation.

WHEREAS, the Trust has been organized to operate as a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has selected Adviser to act as the investment adviser of the Trust, and to provide certain other services, as more fully set forth below, and Adviser is willing to act as such investment adviser and to perform such services under the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the Trust and Adviser agree as follows:

1.     ADVISORY SERVICES

Adviser will regularly provide the Fund with such investment advice as Adviser in its discretion deems advisable and will furnish a continuous investment program for the Fund consistent with the Fund's investment objectives and policies. Adviser will determine the securities to be purchased for the Fund, the portfolio securities to be held or sold by the Fund and the portion of the Fund's assets to be held uninvested, subject always to the Fund's investment objectives, policies and restrictions, as shall be from time to time in effect, and subject further to such policies and instructions as the Board of Trustees of the Trust (the “Board”) may from time to time establish. Adviser will advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board and the appropriate committees of the Board regarding the conduct of the business of the Trust.

2.     ALLOCATION OF CHARGES AND EXPENSES

Adviser will pay the compensation and expenses of any persons rendering any services to the Funds who are officers, directors, or employees of Adviser and will make available, without expense to the Funds, the services of such of Adviser’s employees as may duly be elected officers or trustees of the Trust, subject to their individual consent to serve and to any limitations imposed by law, and except as otherwise agreed by the parties. The compensation and expenses of any officers, trustees and employees of the Trust who are not officers, directors, or employees of Adviser or its affiliates will be paid by the Trust.

The Trust will be responsible for the payment of all operating expenses of the Trust, including the compensation and expenses of all trustees of the Trust who are not interested persons of the Trust (“Non-Interested Trustees”), as defined in the 1940 Act, and of any employees of the Trust and of any other persons rendering any services to the Trust; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by the Trust in connection with membership in investment company organizations; legal, auditing and accounting expenses; expenses of registering shares under federal and state securities laws, including expenses incurred by the Trust in connection with the organization and initial registration of shares of the Funds; insurance expenses; fees and expenses of the custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, administrator, accounting and pricing services agent and underwriter of the Trust; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Trust; the cost of preparing and distributing reports and notices to shareholders, the cost of printing or preparing prospectuses and statements of additional information for delivery to the Trust's current shareholders; the cost of printing or preparing share certificates or any other documents, statements or reports to shareholders; expenses of shareholders' meetings and proxy solicitations; advertising, promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of Fund shares (including expenses which the Fund is authorized to pay pursuant to Distribution and Servicing Plan or under any Shareholder Servicing Plan); and all other operating expenses not specifically assumed by Adviser. The Trust, on behalf of the Fund, will also pay all brokerage fees and commissions, taxes, borrowing costs (such as dividend expense on securities sold short and interest), fees and expenses of the Non-Interested Trustees and such extraordinary or non-recurring expenses as may arise, including litigation to which the Trust may be a party and indemnification of the Trust's trustees and officers with respect thereto.

Adviser may obtain reimbursement from the Trust, at such time or times as Adviser may determine in Adviser’s sole discretion, for any of the expenses advanced by Adviser, which the Trust or a Fund is obligated to pay, and such reimbursement shall not be considered to be part of Adviser’s compensation pursuant to this Agreement.

3.     COMPENSATION OF THE ADVISER

For all of the services to be rendered and payments to be made as provided in this
Agreement, as of the last business day of each month, the Trust will pay Adviser a fee at the annual rate of 1.25% calculated as a percentage of the average value of the daily net assets of the Fund.

The average value of the daily net assets of the Fund shall be determined pursuant to the applicable provisions of the Declaration of Trust of the Trust (as the same may be amended from time to time) (the “Declaration of Trust”) or a resolution of the Board, if required. If, pursuant to such provisions, the determination of net asset value of a Fund is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Fund's net assets may lawfully be determined, on that day. If the determination of the net asset value of the Fund has been suspended for a period including such month, Adviser’s compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

4.     EXECUTION OF PURCHASE AND SALE ORDERS

In connection with purchases or sales of portfolio securities for the account of a Fund, it is understood that Adviser will arrange for the placing of all orders for the purchase and sale of portfolio securities for the Fund with brokers or dealers selected by Adviser, subject to review of this selection by the Board from time to time. Adviser will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, Adviser is directed at all times to seek for the Fund the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and, so long as is permitted by applicable law, the brokerage and research services provided by the broker or dealer.

Adviser should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, Adviser is authorized, subject to the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations promulgated thereunder, to select brokers or dealers who also provide brokerage and research services to the Fund and/or the other accounts over which Adviser exercises investment discretion. Adviser is, subject to the provisions of the 1940 Act, the 1934 Act, and the rules and regulations promulgated thereunder, authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Fund portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or Adviser’s overall responsibilities with respect to the Funds and to accounts over which Adviser exercises investment discretion. The Trust and Adviser understand and acknowledge that, although the information may be useful to the Trust and Adviser, it is not possible to place a dollar value on such information. The Board shall periodically review the commissions paid by the Funds to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Funds.

If any occasion should arise in which Adviser gives any advice to clients of Adviser concerning the shares of any Fund, Adviser will act solely as investment counsel for such client and not in any way on behalf of the Trust. Adviser’s services to the Trust pursuant to this Agreement are not to be deemed to be exclusive and it is understood that Adviser may render investment advice, management and other services to others, including other registered investment companies.

5.     LIMITATION OF LIABILITY OF ADVISER

Adviser may rely on information reasonably believed by Adviser to be accurate and reliable. Except as may otherwise be required by the 1940 Act or the rules and regulations thereunder, neither Adviser nor its officers, directors, employees, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust in connection with any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of Adviser’s duties under this Agreement, or by reason of reckless disregard by any of such persons of Adviser’s obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, or agent of Adviser, who may be or become an officer, director, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with Adviser’s duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, or agent of Adviser, or one under Adviser’s control or direction, even though paid by Adviser.

6.     DURATION AND TERMINATION OF THIS AGREEMENT

This Agreement shall take effect on the date of its execution, and shall remain in force until August 31, 2025, and from year to year thereafter, subject to annual approval by (i) the Board or (ii) a vote of a majority of the outstanding voting securities of the Trust, provided that in either event continuance is also approved by a majority of the Non-Interested Trustees, by a vote cast in person at a meeting called for the purpose of voting such approval.

This Agreement may, on sixty days written notice, be terminated with respect to the Trust, at any time without the payment of any penalty, by the Board, by a vote of a majority of the outstanding voting securities of the Trust, or by Adviser. This Agreement shall automatically terminate in the event of its assignment.

7.     USE OF NAME

The Trust and Adviser acknowledge that all rights to the name “Diamond Hill” or any variation thereof belong to Adviser, and that the Trust is being granted a limited license to use such words in its name, in the name of any of the Funds or in the name of any class of shares. In the event Adviser ceases to be the adviser to the Trust, the Trust's right to the use of the name “Diamond Hill” shall automatically cease on the ninetieth day following the termination of this Agreement.

The right to use the name may also be withdrawn by Adviser during the term of this Agreement upon ninety (90) days written notice by Adviser to the Trust. Nothing contained herein shall impair or diminish in any respect Adviser’s right to use the name “Diamond Hill” in the name of, or in connection with, any other business enterprises with which Adviser is or may become associated. There is no charge to the Trust for the right to use this name.

8.     AMENDMENT OF THIS AGREEMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board, including a majority of the Non-Interested Trustees , cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the 1940 Act by the SEC or its staff) by vote of the holders of a majority of the outstanding voting securities of the Fund to which the amendment relates.

9.     LIMITATION OF LIABILITY TO TRUST PROPERTY

It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the property of the Trust, as provided in the Trust’s declaration of trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by officers of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Trust. A copy of the Trust’s certificate of trust is on file with the Secretary of the State of Delaware.

10.     SEVERABILITY

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

11.     QUESTIONS OF INTERPRETATION

(a) This Agreement shall be governed by the laws of the State of Ohio.

(b) For the purpose of this Agreement, the terms “majority of the outstanding voting securities,” “control” and “interested person” shall have their respective meanings as defined in the 1940 Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the SEC under the 1940 Act; and the term “brokerage and research services” shall have the meaning given in the 1934 Act and the rules and regulations thereunder.

(c) Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the

United States courts or in the absence of any controlling decision of any such court, by the SEC or its staff. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the SEC or its staff, such provision shall be deemed to incorporate the effect of such rule, regulations, order or interpretation.

12.    NOTICES

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust is 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, and Adviser’s address for this purpose shall be 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215.
13.    COUNTERPARTS
    This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
14.    BINDING EFFECT
    Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and thus his signature will operate to bind the party indicated to the foregoing terms.
15.    CAPTIONS
    The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.
Diamond Hill Securitized Credit Fund        Diamond Hill Capital Management, Inc.

By: /s/Jo Ann Quinif                    By: /s/Thomas E. Line
    Jo Ann Quinif                        Thomas E. Line
    President                        Chief Financial Officer